Exhibit 99.1

TransAtlantic Petroleum Announces Third Quarter 2018 Financial Results and Provides an Operations Update

Hamilton, Bermuda (November 14, 2018) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced its financial results for the quarter ended September 30, 2018 and provided an operations update. Additional information can be found on the Company’s website at http://www.transatlanticpetroleum.com.

Summary

•	For an update on the Company’s strategic alternatives process, please see below.
•	Revenues for the third quarter of 2018 were $20.1 million, up 11% from $18.2 million for the second quarter of 2018 and up 59% from $12.7 million for the third quarter of 2017.[1]
•

Operating income for the third quarter of 2018 was $11.0 million, up 59% from $6.9 million for the second quarter of 2018 and up 3,995% from a $0.3 million operating loss for the third quarter of 2017.

•

From December 31, 2017 to September 30, 2018, the Turkish Lira to the U.S. Dollar declined 58.8%. At September 30, 2018, the exchange rate was 5.9902 as compared to 3.7719 at December 31, 2017. This resulted in a foreign exchange loss of $7.0 million for the nine months ended September 30, 2018.

•	Net loss for the third quarter of 2018 was $1.7 million, up 71% from $1.0 million for the second quarter of 2018 and down 60% from $4.4 million for the third quarter of 2017.
•	Adjusted EBITDAX for the third quarter of 2018 was $13.9 million, up 59% from $8.7 million for the second quarter of 2018 and up 90% from $7.3 million for the third quarter of 2017.[2]
•

Average daily net sales volumes in the third quarter of 2018 were approximately 2,917 barrels of oil equivalent per day (“BOEPD”), up 6% from 2,746 BOEPD in the second quarter of 2018 and up 2% from 2,862 BOEPD in the third quarter of 2017.

•

The Company’s year-to-date average daily net wellhead production through October 2018 was approximately 2,865 BOEPD, comprised of 2,762 barrels of oil per day (“BOPD”) and 0.6 million cubic feet of natural gas per day (“MMCFPD”), and the Company’s October 2018 average daily net wellhead production was approximately 2,946 BOEPD, comprised of 2,842 BOPD and 0.6 MMCFPD.

[1]

Beginning January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contacts with Customers (Topic 606), requiring transportation and processing expenses, which were previously netted from revenue, to be classified as expenses.

[2]	Adjusted EBITDAX is a non-GAAP financial measure. See the reconciliation at the end of the press release.

•

Total debt as of September 30, 2018 was $26.2 million, down 14% from $30.4 million as of June 30, 2018. Net debt as of September 30, 2018 was $12.6 million, up 10% from $11.5 million as of June 30, 2018.[3]

Second Quarter 2018 Results of Operations

	For the Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Net Sales:
Oil (MBBL)	261	241	254
Natural gas (MMCF)	45	56	58
Total net sales (MBOE)	268	250	263
Average net sales (BOEPD)	2,917	2,746	2,862
Realized Commodity Prices:
Oil ($/BBL unhedged)	$76.32	$74.10	$47.88
Oil ($/BBL hedged)	$74.36	$66.37	$47.88
Natural gas ($/MCF)	$4.23	$4.84	$4.82

Total revenues were $20.1 million for the three months ended September 30, 2018, as compared to $18.2 million for the three months ended June 30, 2018 and $12.7 million for the three months ended September 30, 2017. The Company had a net loss of $1.7 million, or $0.03 per share (basic and diluted), for the three months ended September 30, 2018, as compared to a net loss of $1.0 million, or $0.02 per share (basic and diluted), for the three months ended June 30, 2018, and $4.4 million, or $0.09 per share (basic and diluted), for the three months ended September 30, 2017. Capital expenditures and seismic and corporate expenditures totaled $6.1 million for the three months ended September 30, 2018, as compared to $5.6 million for the three months ended June 30, 2018 and $6.0 million for the three months ended September 30, 2017.

Adjusted EBITDAX for the three months ended September 30, 2018 was $13.9 million, as compared to $8.7 million for the three months ended June 30, 2018 and $7.3 million for the three months ended September 30, 2017.

Impact of Foreign Currency Exchange

The Company’s operations and revenue streams are primarily located in Turkey. Most of the Company’s revenue and capital expenditures are settled in U.S. dollars and most of the Company’s operating expenses are settled in Turkish Lira. Under U.S. GAAP reporting standards, the Company converts Turkish Lira (“TL”) into U.S. Dollars (“USD”). This currency conversion creates gains and losses that impact the Company’s financial statements.

[3]

Net debt is a non-GAAP financial measure consisting of total debt as reflected on the Company’s balance sheet minus cash and cash equivalents as reflected on the Company’s balance sheet. For September 30, 2018, total debt was $26.2 million, and cash and cash equivalents was $13.6 million. For June 30, 2018, total debt was $30.4 million, and cash and cash equivalents was $18.9 million.

Income Statement Effect

From December 31, 2017 to September 30, 2018, the TL to the USD declined 58.8%. At September 30, 2018, the exchange rate was 5.9902 TL to 1.00 USD as compared to 3.7719 TL to 1.00 USD at December 31, 2017. This resulted in a foreign exchange loss on the Company’s consolidated statements of comprehensive income (loss) of $7.0 million for the nine months ended September 30, 2018. Approximately 95.0% of this loss was non-cash.

Balance Sheet Effect

For the nine months ended September 30, 2018, the devaluation of the Turkish Lira resulted in a $23.2 million loss recorded to “Accumulated other comprehensive income (loss)”. Oil and gas properties were the most affected asset. For the nine months ended September 30, 2018, proved and unproved properties had a gross loss of approximately $84.0 million ($218.0 million to $134.0 million as of December 31, 2017 and September 30, 2018, respectively). The decrease on proved properties was partially offset by a reduction in accumulated depreciation, depletion and amortization of $49.0 million ($114.0 million to $65.0 million as of December 31, 2017 and September 30, 2018, respectively). The total accumulated other comprehensive loss as of September 30, 2018 was $148.0 million, all of which was non-cash.

For more information regarding the effects of foreign currency exchange on the Company’s operations and reported financial results, please refer to the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2018, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 14, 2018.

Strategic Alternatives Process

On January 16, 2018, the Company announced the formation of a special committee of the board of directors to market the Company and explore strategic alternatives to increase shareholder value. Since that time, the special committee evaluated several proposals to acquire the Company or certain of its assets, including a non-binding offer from Mr. Mitchell and his affiliates to acquire the entire Company. The special committee was unable to enter into an agreement with Mr. Mitchell and his affiliates to acquire the Company, and on November 9, 2018, Mr. Mitchell notified the special committee that he was withdrawing his non-binding offer. The special committee is not currently evaluating any other proposals to acquire the Company or its assets.

In light of the improvement in fundamentals and the Company’s outlook on current prospects, the board of directors believes that continuing to explore and develop the Company’s inventory is currently the best opportunity to maximize shareholder value. As a result, the Company has adopted a 2019 capital expenditure plan that includes $35.1 million in capital expenditures consisting of (i) $27.4 million for the drilling of three exploration wells in Turkey and an anticipated seven additional developmental wells and (ii) $7.7 million for the construction of a central gathering and gas processing facility in the Molla area. The Company’s 2019 capital expenditure plan targets prospects that the Company believes have the highest potential to increase shareholder value.

The Company expects that cash on hand and cash flow from operations will be sufficient to fund its 2019 capital expenditure plan. If not, the Company will either curtail its 2019 capital expenditures or seek other funding sources. The Company’s projected 2019 capital expenditure plan is subject to change.

Costs associated with the strategic alternatives process, which include professional expenses and travel, were approximately $0.1 million for the three months ended September 30, 2018 and approximately $1.0 million for the nine months ended September 30, 2018.

Operational Update

During the third quarter of 2018, the Company spud two wells and continued workover and recompletion production optimizations in southeastern Turkey.

In January 2018, the Company announced a planned drilling program in Southeast Turkey. This drilling program consisted of a six-well development program in the Selmo field and a two-well development program in the Molla area. In the second quarter of 2018, the Company adjusted its drilling program, as described below, and accordingly reduced its capital expenditure allocations for the remainder of 2018. The following summarizes the Company’s operations by location during the third quarter of 2018 and its drilling plans by location for the remainder of 2018:

Southeastern Turkey

Selmo

Workover and recompletion production optimizations in the Selmo field are ongoing. The Company does not expect to drill additional wells in the Selmo field during the remainder of 2018.

Molla

Bahar

In the third quarter of 2018, the Company finished drilling and completed both the Bahar-8 and Bahar-10 wells. The Company put both wells on production in November. In the fourth quarter of 2018, the Company plans to spud the SE Bahar-1 well on the southeastern flank of the Bahar field to test the Dadas Sand and Mardin formations.

Yeniev

In the second quarter of 2018, the Company drilled the Yeniev-1 well. The Yeniev-1 well is a discovery on a new structure in the Molla area with the potential for a significant number of future offset drilling locations. By natural flow, the Yiniev-1 well produced 45,922 bbl (330 Bopd) through October 31, 2018. In the third quarter of 2018, the Company spud the Bati (West) Yeniev-1 well, an offset to the Yeniev-1 discovery well, targeting the Bedinan, Hazro, and Mardin formations. Drilling operations are complete and completions operations have commenced. Subsequent to the Bati Yeniev-1 well, the Company plans to drill the Dogu (East) Yeniev-1 well targeting the Bedinan, Mardin, and Hazro formations in the fourth quarter of 2018.

Other

In the second quarter of 2018, the Company was awarded a production license for the M44-b2-1 block, which covers 37,700 acres contiguous to its acreage in West Molla. This license includes the Catak, Pinar, and Yeniev wells.

Since the first quarter of 2018, the Pinar-1 well had been intermittently producing due to a mechanical blockage in the well. The equipment causing the blockage was recovered in the third quarter of 2018 and the Pinar-1 well was fracture stimulated in the Bedinan formation. The well was put on production in September of 2018, with an initial production rate of 65 Bopd.

In the third quarter of 2018, the Cavuslu-1 well was put on production with an initial production rate of 31 Boped from the Mardin formation. Additional oil that was tested in the Bedinan and Dadas formations will be added after a long-term test period.

The Company has completed the 3D seismic processing and initial interpretation of East Molla 3D seismic and has identified several prospects, which it expects to drill in the first half of 2019, contingent on financing.

Northwestern Turkey

Thrace Basin

Thrace Basin BCGA

The Company continues to evaluate its prospects in the Thrace Basin BCGA in light of the recent production test results at the Yamalik-1 exploration well operated by Valeura Energy Inc. (“Valeura”) with their partner Equinor ASA (formerly Statoil ASA) (“Equinor”). The Yamalik-1 exploration well is located on a license directly adjacent to the Company’s 120,000 net acres in the Thrace Basin of which it believes approximately 50,000 net acres (100% working interest, 87.5% net revenue interest) is in the Thrace Basin BCGA and analogous to the Valeura and Equinor acreage.

The Company expects to spud the Karli-1 well, a gas exploration well in the Thrace Basin BCGA, following its drilling efforts with respect to its Bulgaria well, the Deventci R-1 ST. The Company will test zones and depths at the Karli-1 well equivalent to those tested at the Yamilik-1 well.

Bulgaria

The Company has prepared plans to side track and re-drill the Deventci R-1 well, which is scheduled to commence in the fourth quarter of 2018.

The Company’s year-to-date average daily net wellhead production through October 2018 was approximately 2,865 BOEPD, comprised of 2,762 BOPD and 0.6 MMCFPD, and the Company’s October 2018 average daily net wellhead production was approximately 2,946 BOEPD, comprised of 2,842 BOPD and 0.6 MMCFPD.

Conference Call

The Company will host a live webcast and conference call on Thursday, November 15, 2018 at 7:30 a.m. Central time (8:30 a.m. Eastern time) to discuss third quarter 2018 financial results and provide an operations update. Investors who would like to participate in the conference call should call (877) 878-2762 or (678) 809-1005 approximately 10 minutes prior to the scheduled start time and ask for the TransAtlantic conference call. The conference ID is 3068338.

A live webcast of the conference call and replay will be available through the Company’s website at www.transatlanticpetroleum.com. To access the webcast and replay, click on “Investors,” select “Events and Presentations,” and click on “Listen to webcast” under the event list. The webcast requires IOS, Microsoft Windows Media Player, or RealOne Player.

A telephonic replay of the call will be available through November 17, 2018 and may be accessed by dialing (855) 859 -2056 or (404) 537-3406. The conference ID is 3068338.

Quarterly Report on Form 10-Q

On November 14, 2018, the Company filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

TransAtlantic Petroleum Ltd.

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(U.S. Dollars and shares in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Oil and natural gas sales	$20,098	$12,424	$54,859	$40,475
Sales of purchased natural gas	-	-	1	654
Other	42	251	404	323
Total revenues	20,140	12,675	55,264	41,452
Costs and expenses:
Production	2,307	2,997	7,979	8,798
Transportation and processing	1,054	-	3,385	-
Exploration, abandonment and impairment	162	141	393	249
Cost of purchased natural gas	-	-	1	568
Seismic and other exploration	122	2,966	340	3,046
General and administrative	2,539	2,532	9,662	9,303
Depreciation, depletion and amortization	2,938	4,272	10,673	13,024
Accretion of asset retirement obligations	35	49	124	144
Total costs and expenses	9,157	12,957	32,557	35,132
Operating income (loss)	10,983	(282)	22,707	6,320
Other income (expense):
Loss on sale of TBNG	-	-	-	(15,226)
Interest and other expense	(2,776)	(2,322)	(7,649)	(6,981)
Interest and other income	211	182	842	663
(Loss) gain on derivative contracts	(1,290)	(1,365)	(5,156)	299
Foreign exchange loss	(2,991)	(48)	(6,987)	(1,055)
Total other expense	(6,846)	(3,553)	(18,950)	(22,300)
Income (loss) from operations before income taxes	4,137	(3,835)	3,757	(15,980)
Income tax expense	(5,857)	(518)	(8,258)	(3,856)
Net loss	(1,720)	(4,353)	(4,501)	(19,836)
Other comprehensive income (loss):
Foreign currency translation adjustment	(11,765)	(1,223)	(23,217)	21,828
Comprehensive (loss) income	$(13,485)	$(5,576)	$(27,718)	$1,992

Net loss per common share
Basic net loss per common share	$(0.03)	$(0.09)	$(0.09)	$(0.42)
Weighted average common shares outstanding	50,597	47,725	50,465	47,725
Diluted net loss per common share	$(0.03)	$(0.09)	$(0.09)	$(0.42)
Weighted average common and common equivalent shares outstanding	50,597	47,725	50,465	47,725

TransAtlantic Petroleum Ltd.

Summary of Consolidated Statements of Cash Flows (Unaudited)

(in thousands of U.S. Dollars)

	For the Nine Months Ended September 30,
	2018	2017
Net cash provided by operating activities	$25,216	$16,079
Net cash provided by (used in) investing activities	(20,962)	3,096
Net cash provided by (used in) financing activities	(2,440)	(29,661)
Effect of exchange rate changes on cash	(8,535)	(118)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(6,721)	$(10,604)

TransAtlantic Petroleum Ltd.

Summary Consolidated Balance Sheets

(in thousands of U.S. Dollars, except share data)

	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,576	$18,926
Accounts receivable, net
Oil and natural gas sales	21,563	15,808
Joint interest and other	907	1,576
Related party	1,112	1,023
Prepaid and other current assets	7,688	3,866
Inventory	4,719	7,494
Total current assets	49,565	48,693
Property and equipment:
Oil and natural gas properties (successful efforts method)
Proved	133,982	193,647
Unproved	16,942	24,445
Equipment and other property	12,008	14,075
	162,932	232,167
Less accumulated depreciation, depletion and amortization	(90,134)	(129,183)
Property and equipment, net	72,798	102,984
Other long-term assets:
Other assets	775	2,247
Note receivable - related party	6,068	6,726
Total other assets	6,843	8,973
Total assets	$129,206	$160,650
LIABILITIES, SERIES A PREFERRED SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,767	$4,853
Accounts payable - related party	3,059	3,141
Accrued liabilities	12,848	10,014
Derivative liability	3,661	2,215
Asset retirement obligations - current	4.00	-
Loans payable	20,750	15,625
Total current liabilities	46,089	35,848
Long-term liabilities:
Asset retirement obligations less current portion	3,353	4,727
Accrued liabilities	6,156	8,810
Deferred income taxes	16,894	19,611
Loans payable	5,450	13,000
Total long-term liabilities	31,853	46,148
Total liabilities	77,942	81,996
Commitments and contingencies
Series A preferred shares, $0.01 par value, 426,000 shares authorized; 426,000 shares issued and outstanding with a liquidation preference of $50 per share as of September 30, 2018 and December 31, 2017	21,300	21,300
Series A preferred shares-related party, $0.01 par value, 495,000 shares authorized; 495,000 shares issued and outstanding with a liquidation preference of $50 per share as of September 30, 2018 and December 31, 2017	24,750	24,750
Shareholders' equity:
Common shares, $0.10 par value, 100,000,000 shares authorized; 50,605,587 shares and 50,319,156 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	5,061	5,032
Treasury stock	(970)	(970)
Additional paid-in-capital	575,711	575,411
Accumulated other comprehensive loss	(147,983)	(124,766)
Accumulated deficit	(426,604)	(422,103)
Total shareholders' equity	5,214	32,604
Total liabilities, Series A preferred shares and shareholders' equity	$129,206	$160,650

Reconciliation of Net Loss to Adjusted EBITDAX (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net loss	$(1,720)	$(1,006)	$(4,353)	$(4,501)	$(19,836)
Adjustments:
Interest and other expense	2,776	2,091	2,322	7,649	6,981
Interest and other income	(211)	(377)	(182)	(842)	(663)
Income tax expense	5,857	1,114	518	8,258	3,856
Exploration, abandonment, and impairment	162	191	141	393	249
Seismic and other exploration expense	122	59	2,966	340	3,046
Foreign exchange loss	2,991	1,938	48	6,987	1,055
Share-based compensation expense	122	117	142	340	556
(Gain) loss on derivative contracts	1,290	3,141	1,365	5,156	(299)
Cash settlements on commodity derivative contracts	(511)	(1,860)	-	(3,710)	32
Accretion of asset retirement obligation	35	43	49	124	144
Depreciation, depletion, and amortization	2,938	3,276	4,272	10,673	13,024
Loss on sale of TBNG	-	-	-	-	15,226
Net other items	-	-	-	-	30
Adjusted EBITDAX	$13,851	$8,727	$7,288	$30,867	$23,401

Adjusted EBITDAX (“Adjusted EBITDAX”) is a non-GAAP financial measure that represents net loss plus interest and other expense, interest and other income, income tax expense, exploration, abandonment, and impairment, seismic and other exploration expense, foreign exchange loss, share-based compensation expense, loss (gain) on derivative contracts, cash settlements on commodity derivative contracts, accretion of asset retirement obligation, depreciation, depletion, and amortization, loss on sale of TBNG, and net other items.

The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance on a consistent basis without regard to depreciation, depletion, and amortization, impairment of oil and natural gas properties, exploration expenses, and foreign exchange gains and losses among other items, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance.

Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income or income prepared in accordance with GAAP. Net income or income may vary materially from Adjusted EBITDAX. Investors should carefully consider the specific items included in the computation of Adjusted EBITDAX.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the Company’s strategic alternatives process, the Company’s drilling program, the evaluation of the Company’s prospects in southeastern Turkey, the Thrace Basin in northwestern Turkey, and Bulgaria, the drilling, completion, and cost of wells, the production and sale of oil and natural gas, and the holding of an earnings conference call, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the SEC.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet of natural gas (“MCF”) to one stock tank barrel, or 42 U.S. gallons liquid volume (“BBL”), of oil. A BOE conversion ratio of six MCF to one BBL is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Contacts:

Chad D. Burkhardt

Vice President, General Counsel and Corporate Secretary

(214) 265-4705

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com